Exhibit 99.4

Hydro Makes Follow on Investment in Ascent Solar

LITTLETON, Colo.—(BUSINESS WIRE)—Ascent Solar Technologies, Inc. (NASDAQ:ASTI; BSX:ASTI), a developer of state-of-the-art, thin-film photovoltaic modules, announced today that Hydro ASA (NYSE: NHY) acquired an additional 934,462  shares of Ascent Solar common stock and 1,965,690 Class B warrants through the exercise of an option previously granted to Hydro and approved by Ascent Solar’s shareholders in June 2007. Gross proceeds to the company from the follow on investment is $10.48 million, and reflects per share and per warrant purchase prices equal to the average of the closing bids of each security, as reported by Nasdaq, for the five consecutive trading days preceding exercise.

By acquiring these additional shares, Hydro again holds 23% of the total outstanding common shares, after its holdings were diluted as the result of the recent redemption of Class A public warrants. Hydro has also acquired 23% of outstanding Class B warrants.  Pursuant to another option that was approved by Ascent Solar’s shareholders, beginning December 13, 2007, Hydro will have the opportunity to purchase additional shares and Class B warrants so that it will hold up to 35% of each class of security.

With approximately 33,000 employees in nearly 40 countries, Hydro is one of the world’s leading suppliers of energy and aluminum, and its building systems and aluminum divisions are among the largest in the world.

Einar Glomnes, head of Hydro’s Solar Division stated: “Ascent Solar has developed an exciting and future-oriented solar cell technology, and we believe there will be a large market for their products. Its super-thin and flexible solar cell modules go very well together with Hydro’s building systems activities, and we are looking forward to a continued fruitful partnership together with Ascent.”

Ascent Solar President and CEO Matthew Foster said “I would like to thank the management team at Hydro for this exciting vote of confidence.  The additional capital will help accelerate our plans towards building our first 25MW high volume production plant.  The full 25MW build-out is planned to be complete by the end of 2009. Our current priority remains the completion of our 1.5 MW pilot plant which is on track for completion by the end of 2007 with initial production beginning in early 2008.”

About Hydro:

Headquartered in Oslo, Norway, Hydro is a leading offshore producer of oil and gas and is the third-largest integrated aluminum supplier in the world. Hydro building systems is second largest in the world and markets product under three main brand names DOMAL, TECHNAL, and WICONA. Please visit Hydro’s website for additional information at www.hydro.com

About Ascent Solar Technologies:

Ascent Solar Technologies, Inc. is a developer of state-of-the-art, thin-film photovoltaic materials and modules and is located in Littleton, Colorado. Please visit our website for additional information at www.ascentsolar.com.

Statements in this press release that are not statements of historical or current fact constitute “forward-looking statements.” Such forward-looking statements involve known and unknown risks, uncertainties and other unknown factors that could cause the Company’s actual operating results to be materially different from any historical results or from any future results expressed or implied by such forward-looking statements. In addition to statements that explicitly describe these risks and uncertainties, readers are urged to consider statements that contain terms such as “believes,” “belief,” “expects,” “expect,” “intends,” “intend,” “anticipate,” “anticipates,” “plans,” “plan,” to be uncertain and forward-looking. The forward-looking statements contained herein are also subject generally to other risks and uncertainties that are described from time to time in the Company’s filings with Securities and Exchange Commission.

Contact:
PR Financial Marketing LLC, Houston
Brian Blackman, 832-515-0928 (Investor Relations)
brian@prfmonline.com
or
Brand Fortified Public Relations
Kelly Brandner, 303-289-4303 (Media)
kellybrandner@msn.com